EXHIBIT 99.1

                              For information contact:
                              Richard Cross
                              Chief Financial Officer

FOR IMMEDIATE RELEASE:



SYRACUSE, New York (April 4, 1996) - Alan Vituli, Chairman and CEO of Carrols Holdings Corporation, the parent company of Carrols Corporation, announced that the shareholders of the Company have completed the sale of their securities to an investor group represented by Dilmun Investments, Inc., a Connecticut-based merchant banking firm.

Vituli stated, "Growth within the Burger King system through new restaurant construction and acquisition are critical components of Carrols' long-term business plan. This transaction will greatly increase our ability to achieve this plan."

The transaction constitutes a change of control under the indenture governing the Company's 11 1/2% Senior Notes. Under the indenture, upon the occurrence of a change of control, the noteholders have the right to require the redemption of their notes. Given the current price at which the Senior Notes are trading, the Company does not anticipate significant redemption.

Carrols operates 220 Burger King restaurants in three geographic regions: the Northeast, Great Lakes and North Carolina.